Exhibit 3.24

Repertory A no.

NOTARIAL DEED

ARTICLES OF ASSOCIATION

OF THE LIMITED LIABILITY COMPANY

§ 1.

Establishment of the company

The party appearing on behalf of the represented shareholders does establish a limited liability company hereinafter referred to as the Company.

§ 2.

Name and registered office

1.	The company shall operate under the name: WireCo WorldGroup Poland Holdings spółka z ograniczoną odpowiedzialnością.

2.	The Company may use the abbreviated designation WireCo WorldGroup Poland Holdings sp. z o.o. or WireCo WorldGroup Poland Holdings spółka z o.o.

3.	Registered office of the Company shall be in Warsaw.

§ 3.

Term of the Company

The term of the Company shall be indefinite.

§ 4.

Object of the Company

1.	The object of the Company shall be any business activities yielding profit, in Poland and abroad, conducted on own account and on agency basis, pertaining to the following:

1.1.	PKD 20.11.Z - Production of technical gases;

1.2.	PKD 20.12.Z - Production of dyes and pigments;

1.3.	PKD 20.13.Z - Production of other basic non-in organic chemicals;

1.4.	PKD 20.14.Z - Production of other basic organic chemicals;

1.5.	PKD 20.15.Z - Production of fertilizers and nitrogen compounds;

1.6.	PKD 20.16.Z - Production of synthetic substances in basic forms;

1.7.	PKD 20.17.Z - Production of rubber in basic form;

1.8.	PKD 20.59.Z - Production of other chemical products not classified elsewhere;

1.9.	PKD 20.60.Z - Production of chemical fibers;

1.10.	PKD 24.10.Z - Production of crude iron, iron alloys, iron and steel as well as mining products;

1.11.	PKD 24.20.Z - Production of pipes, ducts, closed sections and steel joiners;

1.12.	PKD 24.31.Z - Production of cold-rolled rods;

1.13.	PKD 24.32.Z - Production of flat cold-rolled products;

1.14.	PKD 24.33.Z - Production of cold-formed products;

1.15.	PKD 24.34.Z - Wire production;

1.16.	PKD 25.61.Z - Metal treatment and coating;

1.17.	PKD 25.62.Z - Mechanical processing of metal elements;

1.18.	PKD 25.91.Z - Production of metal containers;

1.19.	PKD 25.92.Z - Production of metal packaging;

1.20.	PKD 25.93.Z - Production of wire, chain and coil products;

1.21.	PKD 25.94.Z - Production of fasteners and screws;

1.22.	PKD 25.99.Z - Production of other ready metal products not classified elsewhere;

1.23.	PKD 41.10.Z - Construction relating to erection of buildings;

1.24.	PKD 41.20.Z Construction relating to the erection of residential and non-residential buildings;

1.25.	PKD 42.11.Z - Work relating to road and motorway construction;

1.26.	PKD 42.21.Z - Work relating to the construction of transmission pipelines and distribution networks;

1.27.	PKD 42.22.Z - Work relating to the construction of telecommunications and electrical power lines;

1.28.	PKD 42.91.Z - Work relating to the construction of hydro engineering projects;

1.29.	PKD 42.99.Z - Work relating to the construction of other civil and hydro engineering projects not classified elsewhere;

1.30.	PKD 43.11.Z - Demolition of buildings;

1.31.	PKD 43.12.Z - Preparation of land for construction;

1.32.	PKD 43.13.Z - Geological digging and drilling;

1.33.	PKD 43.21.Z - Electrical installations;

1.34.	PKD 43.22.Z - Work relating to water-sewage, heating, gas and air conditioning installations;

1.35.	PKD 43.29.Z - Other building installations;

1.36.	PKD 43.31.Z - Plastering;

1.37.	PKD 43.32.Z - Cabinet installation;

1.38.	PKD 43.33.Z - Flooring; wallpapering and wall facing;

1.39.	PKD 43.34.Z - Painting and glass works;

1.40.	PKD 43.39.Z - Other construction work finishing;

1.41.	PKD 43.91.Z - Construction frames and roofing;

1.42.	PKD 43.99.Z - Other specialized construction work not classified elsewhere;

1.43.	PKD 45.11.Z - Wholesale and retail trade in passenger cars and trucks;

1.44.	PKD 45.19.Z - Wholesale and retail trade in other vehicles with the exception of motorcycles;

1.45.	PKD 46.12.Z - Agent activity relating to the sale of fuels, ore, metals and industrial chemicals;

1.46.	PKD 46.13.Z - Agent activity relating to the sale of wood and building materials;

1.47.	PKD 46.14.Z - Agent activity relating to the sale of machines, industrial installations, ships and aircraft;

1.48.	PKD 46.15.Z - Agent activity relating to the sale of furniture, home appliances and small metal products;

1.49.	PKD 46.18.Z - Agent activity specializing in the sale of other specified goods;

1.50.	PKD 46.19.Z - Agent activity relating to the sale of goods of various types;

1.51.	PKD 47.19.Z - Other retail sales conducted in non-specialized stores;

1.52.	PKD 46.72.Z - Wholesale trade in metals and metal ore;

1.53.	PKD 46.74.Z - Wholesale trade in metal products as well as equipment and additional hydraulic and heating installations;

1.54.	PKD 46.75.Z - Wholesale trade in chemical products;

1.55.	PKD 46.76.Z - Wholesale trade in other semi-finished products;

1.56.	PKD 46.77.Z - Wholesale trade in waste and scrap;

1.57.	PKD 46.90.Z - Non-specialized wholesale trade;

1.58.	PKD 47.52.Z - Retail sale of small metal products, paints and glass conducted in specialized stores

1.59.	PKD 47.78.Z - Retail sale of other new products conducted in specialized stores;

1.60.	PKD 47.79.Z - Retail sale of used products conducted in specialized stores;

1.61.	PKD 47.99.Z - Other retail sales conducted outside store networks, stalls and markets;

1.62.	PKD 58.19.Z - Other publishing activity;

1.63.	PKD 63.11.Z - Data processing; administration of Internet sites (hosting) and similar activity;

1.64.	PKD 63.99.Z - Other service activity relating to information not classified elsewhere;

1.65.	PKD 68.10.Z - Purchase and sale of real estate on own account;

1.66.	PKD 68.20.Z - Rental and management of own or lease real estate;

1.67.	PKD 70.10.Z - Activity of corporate head offices and holdings, with the exception of financial holdings;

1.68.	PKD 70.21.Z - Inter- and personal relations (public relations) and communication;

1.69.	PKD 70.22.Z - Other advice relating to commercial activity and management;

1.70.	PKD 72.19.Z - Research and development in the area of other natural and technical sciences;

1.71.	PKD 73.11.Z - Advertising agency activity;

1.72.	PKD 73.12.A - Brokerage in the sale of advertising time and space in radio and television;

1.73.	PKD 73.12.B - Brokerage in the sale of advertising space in the printed media;

1.74.	PKD 73.12.C - Brokerage in the sale of space in the electronic media (Internet);

1.75.	PKD 73.12.D - Brokerage in the sale of advertising space in other media;

1.76.	PKD 73.20.Z - Market and public opinion analysis;

1.77.	PKD 74.90.Z - Other professional, scientific and technical activity not classified elsewhere;

1.78.	PKD 82.11.Z - Service activity relating to office administration;

1.79.	PKD 82.19.Z - Photocopying, document preparation and other specialized activity supporting office administration;

1.80.	PKD 82.99.Z - Other activities supporting commercial activity not classified elsewhere;

1.81.	PKD 64.20.Z - Financial holding activity;

1.82.	PKD 64.92.Z - Other forms of granting credit;

1.83.	PKD 64.99.Z - Other financial services activity not classified elsewhere with the exception of insurance and retirement funds;

1.84.	PKD 66.19.Z - Other activities supporting financial services with the exception of insurance and retirement funds.

2.	Whenever any of the above types of activities requires a notification, permission, consent, license, concession, confirmation, entry, registration or decision in any form from a relevant state administrative body or the fulfilment of any requirements stipulated by law, the Company shall undertake such activities only after such decision has been obtained or after such requirements have been fulfilled.

3.	The Company shall operate in the territory of the Republic of Poland and abroad.-

4.	Within the scope mentioned in section 1 above, the Company may open and operate in the territory of the Republic of Poland and abroad its branches, agencies and representations as well as other organisational units.-

5.	The Company shall be entitled to have a share in other business entities and to establish and join any business organisations operating in the territory of the Republic of Poland and abroad.-

§ 5.

Share capital

1.	The share capital of the Company shall amount to PLN 40,405,000 (forty million, four hundred and five thousand Polish zlotys) and be divided into 808,100 (eight hundred and eight thousand, one hundred) equal and undividable shares of PLN 50.00 (fifty) each. -

2.	Each shareholder may hold more than one share. Each share shall entitle to one vote at the Shareholders’ Meeting.

3.

Relating to the establishment of the Company, the company incorporated under the law of Luxembourg, with its name WRCA (Luxembourg) Holdings S.à r.l. subscribed for 99 (ninety-nine) shares at the nominal value of PLN 50.00 (fifty) each share and of the nominal value of PLN 4.950 (four thousand, nine hundred and fifty zlotys), covering with cash, and the company incorporated under the law of Luxembourg, with its name WRCA (Luxembourg) S.à r.l. subscribed for 1 (one) share at the nominal value of PLN 50.00 (fifty) each share and of the nominal value of PLN 50 (fifty zlotys), covering with cash.

After corporate changes, current shareholding structure is as follows: The company incorporated under the law of Luxembourg, with its name WRCA (Luxembourg) Holdings S.à r.l. subscribed for 808,100 (eight hundred and eight thousand, one hundred) shares at the nominal value of PLN 50.00 (fifty) each share and of the nominal value of PLN 40,405,000 (forty million, four hundred and five thousand Polish zlotys), covering with cash.

4.	The share capital of the Company may be increased by raising the nominal value of the existing shares as well as by creating new ones.-

5.	The newly created shares may be covered with financial or non-financial contributions.-

6.	By adoption of a resolution to amend the Articles of Association the Shareholders may increase the share capital, appropriating the resources from retained earnings or capital reserves created from profit of the Company (increase of the share capital from the Company’s resources). In such case the new shares shall belong to the shareholders in proportion to their existing shares and shall not be subject to acquisition.-

7.	The capital is to be increased by virtue of an appropriate resolution of the Shareholders’ meeting. -

8.	An increase of the share capital up to the amount of PLN 100,000,000 (one hundred million) by virtue of an appropriate resolution of the Shareholders’ Meeting of within the period ending on 31 December 2020 shall not constitute an amendment of the Articles of Association.-

§ 6.

Loans and additional payments

1.	The Company may raise loans from its shareholders.-

2.	The Shareholders are obliged to contribute additional payments totalling no more than 1000 (one thousand) times as much as the share value as at the day the resolution regarding contribution of additional payments is adopted

3.	The amounts of and dates for the additional payments to be contributed shall be determined by resolution of the Shareholders’ Meeting. -

4.	The principles and date for the additional payments to be refunded shall be determined by the resolution of the Shareholders’ Meeting adopted in accordance with the executory regulations of the Commercial Companies Code.-

§ 7.

Redemption of shares

1.	Shares in the share capital of the Company may be redeemed from the share capital or from the net profit without decreasing the share capital. The Company may acquire its own shares for the purpose of redemption. -

2.	The Shareholders’ Meeting shall decide on redemption of shares in the form of an appropriate resolution wherein there shall be stated in particular the legal grounds and terms for the redemption and the amount of compensation due to the shareholder for the redeemed share.-

3.	Upon consent of the Shareholder his shares may be redeemed without compensation.

§ 8.

Disposal and encumbrance of shares

1.	Transfer of shares requires written notification of the Company’s Management Board and a consent in the form of a Shareholders’ Meeting resolution. This requirement does not refer to a situation in which the shares are acquired by a hitherto shareholder or shareholders and in the event the Company is a single shareholder company and the shares are sold by the sole Shareholder of the Company. -

2.	A pledge may be created on the shares or the shares may be encumbered in another way exclusively upon the consent of the Shareholders’ Meeting resolution.

3.	The pledge or the user of shares shall be entitled to exercise voting rights at the Shareholders’ Meeting, if the same has been contemplated under the contract for pledge or use.

§ 9.

Profit distribution

1.	The net profit of the company may be wholly or partially excluded from distribution among the Shareholders and appropriated for the purposes determined in the resolution of the Shareholders’ meeting. -

2.	The Shareholders’ Meeting shall be entitled to establish and liquidate reserve funds.-

3.	The Shareholders’ Meeting shall be entitled to make decisions regarding supplementation of reserve funds.-

4.	Each Shareholder is entitled to the profit designated for distribution in proportion to its shareholding.-

5.	The Management Board shall be entitled to pay the shareholders an advance on account of the dividend expected for the financial year, if the Company has resources sufficient for the payment.-

6.	The Company may pay an advance towards expected dividend if Company’s approved financial statement for last financial year shows profit. The advance payment shall not be higher than half of the profit earned since the end of the previous financial year, increased by reserve capitals created out of profit which Management Board may employ in paying out advances and reduced by uncovered losses and own shares. -

§ 10.

Governing bodies of the Company

The governing bodies of the Company shall be: the Shareholders’ Meeting and the Management Board.-

§ 11.

Shareholders’ Meeting

1.	The Shareholders’ Meeting shall be held at the registered office of the Company, or – with written consent of all the shareholders – at other locations in the territory of the Republic of Poland.-

2.	The Shareholders’ Meeting may be ordinary or extraordinary.-

3.	The Management Board shall call the Ordinary Shareholders’ Meeting within six months following the end of each financial year. -

4.	The Management Board shall call the Extraordinary Shareholders’ Meeting on its own initiative or at the request of the shareholders holding at least 10 % of shares in the share capital.-

5.	The Shareholders’ Meeting is to be called by registered letter or messenger mail stating reasons for convocation and proposed agenda at least 14 days prior to the date of the Shareholders’ Meeting. Instead of registered letter or messenger mail notice may be send to shareholder by electronic mail provided the shareholder has previously consented to this in writing and indicated an address to which the notice shall be sent.-

6.	The following matters shall require resolution by the Shareholders’ Meeting or, when allowed by provisions of law, resolution by Shareholders without holding Shareholders’ Meeting:-

a)	amendment of the Articles of Association, merger, division and transformation of the Company,

b)	examination and approval of the Management Board’s activity report on operations of the Company, financial statements for the past financial year and acceptance of the performance of duties within the financial year by members of the Management Board,

c)	distribution of profit, retaining of profit with the Company and covering the losses,

d)	determining dividend payment date,

e)	making of decisions relating to claims for repair of the damage caused at establishment of the Company, management or supervision,-

f)	alienation or leasing of the Company’s enterprise or its organised part and appointment of the limited property rights thereto,-

g)	increase or decrease of the share capital,-

h)	setting up reserve capital and special funds,

i)	appointment auditor to investigate the Company financial statements,

j)	appointment or dismissal of members the Management Board and determination of their remuneration,-

k)	ordering additional payments and refund of the additional payments,-

l)	consent for establishing and liquidating companies, branches, production plants, representative offices and other organizational units, joining other companies and other organizations operating within the territory of Poland and abroad, taking over other companies and participating in joint-ventures and professional associations and other commercial organizations, including acquisition and disposal of shares in other entities and decreasing or increasing of the Company’s participation in such entities,

m)	creating branches or representative offices in Poland or abroad and dissolution thereof,

n)	granting consent to the sale or encumbrance of the Company’s shares, subject to § 8.1.,

o)	dissolution or liquidation of the Company or transfer of its registered office abroad, division, transformation or merger of the Company with another company or partnership,

p)	redemption of shares,

q)	appointment of a proxy to represent the Company in agreements and disputes between the Company and the Management Board members,

r)	entering before the elapse of two years from the registration of Company into any contract for acquisition for the Company an immovable property, interest or fixed assets for the price exceeding one fourth of the share capital but no lower than PLN 50,000 (in words: fifty thousand),

s)	all matters reserved in this Articles of Association or by provisions of the law for the Shareholders’ Meeting.-

7.	Resolutions of the Shareholders’ Meeting are not required for:-

a.	Disposing of a right or contracting an obligation to make a performance of a value twice in excess of the share capital and therefore provisions of art. 230 of the Commercial Companies Code are excluded.

b.	Acquisition and transfer of an immovable property, perpetual usufruct or share in immovable property and therefore provisions of art. 228 point 4 of the Commercial Companies Code are excluded.-

§ 12.

Making of decisions

1.	Unless the Commercial Companies Code provides for stricter conditions, resolutions of the Shareholders’ Meeting shall be passed by absolute majority of the votes cast.

2.	In the event that the entire share capital of the Company is represented at the Shareholders’ Meeting, the Shareholders’ Meeting shall be entitled to adopt valid resolutions also when it has not been formally called unless the persons attending the Shareholders’ Meeting have objected to holding it or to putting particular items on the agenda.

3.	Resolutions of the shareholders may be adopted without holding the Shareholders’ Meeting whenever all the shareholders have consented in writing to the resolution to be adopted or to voting in writing unless otherwise provided for in the Commercial Companies Code. -

§ 13.

Management Board

1.	The Management Board shall conduct the affairs of the Company and represent the Company.

2.	The Management Board member’s right to represent the Company shall encompass all court and out-of-court acts of the Company.

3.	The Management Board shall consist of 1 to 4 members appointed and dismissed by the Shareholders’ Meeting. The members of the Management Board are appointed for a joint, one year term of office and therefore the mandate of a member of the Management Board appointed before the end of given term of office shall expire simultaneously with the mandates of the remaining Management Board members, each time at the Ordinary Shareholders’ Meeting convened to accept financial statements for the first full accounting year of performing function of the Management Board Members.

4.	The Shareholders’ Meeting shall decide on the number of Management Board members in the resolution appointing the Management Board or its individual members. The Shareholders’ Meeting may appoint the Chairman of the Management Board.

5.	The Shareholders’ Meeting shall have the right to dismiss or suspend any of the Management Board members at any time.

6.	Each member of the Company’s Management Board shall have the right to represent the Company solely.

§ 14.

Accounting of Company

1.	Registers, account books and documents of Company will be stored in accordance with the rules and requirements provided in Polish law and with requirements of professional nature of activity.

2.	Financial year of the Company shall be identical with the calendar year.

3.	The first financial year of the Company shall end on 31 December 2011.-

4.	Each year, within three months following the end of the financial year, the Management Board shall prepare the annual financial statements to be signed by all members of the Management Board. The absence of whichever of the signatures is to be justified.

5.	The Company may create a reserve capital, capitals (funds) of a reserve nature and/or other purpose funds.-

6.	The distribution of profits will be determined by the Shareholders’ Meeting, taking into account short term, as well as long term needs of the Company in order to secure the continuity of the business of the Company.

§ 15.

Liquidation

1.	Dissolution of the Company shall follow liquidation proceedings.-

2.	In the case where the Company is subject to liquidation, the liquidation proceedings shall be conducted by a liquidator. Save otherwise provided in a resolution on the Shareholders’ Meeting, a member of the Management Board shall be a liquidator.

3.	After creditors have been satisfied or secured, the remaining property shall be distributed among shareholders in proportion to their shares.

§ 16.

Adjustment of disputes

1.	Any disputes, which may arise among the Shareholders, resulting from this Articles of Association or relating thereto, shall be judged by the Court of Arbitration and Conciliation at the National Chamber of Commerce in Warsaw in accordance with its rules.-

2.	Provisions of the Commercial Companies Code shall be applicable to matters not specifically provided for in this Act.” -

§17.

Shareholders bear the cost of this notary deed.

§18.

The appeared party, in the name of Company Shareholders, appoints the first management board consisting of a single member, Mr. […].